Exhibit 99.1

THE INVENTURE GROUP, INC.  ANNOUNCES

THIRD QUARTER 2008 RESULTS

RECORD EARNINGS WITH YEAR TO DATE NET INCOME UP 367% VS LAST YEAR

PHOENIX, Ariz. – October 22, 2008 – The Inventure Group, Inc. (NASDAQ: SNAK) today reported financial results for the third quarter ended September 27, 2008.  Net revenues for the third quarter of fiscal 2008 were $29.8 million, representing an increase of 17.5% compared to the third quarter of fiscal 2007.  The Snack Division net revenues increased 16.7%, led by net revenues increases in the Kettle Potato Chip business of 34% led by increased sales of Boulder Canyon branded products, Poore Brothers Kettle branded products and private label chips.  Additionally, $1.7 million of net revenue from BURGER KING™ snacks was recognized while the 3rd quarter of last year had no such net revenues.  These increases were partially offset by T.G.I. Friday’s® salted snacks, which decreased 6% as compared to the 3rd quarter of last year.  The Rader Farms division continues to perform very strongly with net revenues up 19.2% compared to the 3rd quarter of last year.

Net Revenues on a year-to-date basis were $85.2 million, up 30.6% vs. last year. Rader Farms contributed $29.5 million, up 17.5% on a stand alone basis, and the Snack Division contributed $55.7 million, up 5.6% vs last year.

Key Financial Metrics:

•                  Gross profit was $7.1 million for the quarter, representing an increase of 58% compared to $4.5 million of gross profit recognized in the same period last year. Key drivers include Rader Farms®, which contributed $2.8 million of gross profit as compared to $1.9 million in the third quarter of last year and the Snack Division where gross profit of $4.3 million for the quarter was 67% higher and 6.5 points higher as a percentage of net revenue than the $2.6 million of gross profit recognized in the same period last year, primarily attributable to increased volume, price increases implemented at the beginning of the year coupled with lower plant costs on a per pound basis.

•                  Selling, general and administrative (“SG&A”) expenses for the quarter increased $1.0 million as compared to the third quarter of fiscal 2007 and also increased as a percentage of net revenues to 16.7% as compared to 15.6% in the same period of last year.

•                  Operating income of $2.1 million for the quarter was 295% higher and 5 percentage points higher as a percentage of net revenue than the $0.5 million of operating income recognized in the third quarter of fiscal 2007.

•                  Net income was $1.1 million for the quarter, or 6 cents per share, an increase of $1.1 million compared to $41,429 and 0 cents per share for the same period last year.

•                  Net income was $2.2 million for the first nine months of fiscal 2008, or 12 cents per share, an increase of 367% compared to $0.5 million and 2 cents per share in the same period last year.

•                  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $2.8 million for the third quarter, an increase of 134% and 4.7 percentage points as a percent of net revenue compared to the same period last year.  EBITDA for the first nine months of fiscal 2008 was $6.7 million, an increase of 127% and 3.4 percentage points as a percentage of net revenue as compared to the first nine months of the prior year.  A table reconciling EBITDA to net income is presented at the end of the condensed consolidated financial statements included in this release.

“Our results continue to be very strong”, noted Terry McDaniel, President and CEO of The Inventure Group. “We delivered another $2.8 million of EBITDA in the quarter bringing the first nine months EBITDA to $6.7 million which is higher than any full year’s EBITDA since it went  public in 1996”.

“Our Rader Farms Division continues to deliver strong results in both top and bottom lines. In fact, revenue growth for the quarter was 19.2% vs. last year and 17.5% year-to-date on a stand alone basis.”.

“Our Snack Division had the best quarter in recent memory with net revenues up 16.7% in the quarter led by our Kettle Potato Chip business which was up 34% driven by continued growth in Boulder Canyon, Poore Brothers and private label.  Under the warehouse snack segment of our Snack Division, BURGER KING™ snacks contributed $1.7 million in net revenue for the quarter.  BURGER KING™ snacks continue to be on track to be our most successful product launch since we introduced T.G.I. Friday’s® Cheddar and Bacon in 2000.  On a Year-to Date basis Burger King net revenues were $4.1 million.  We also added Onion Rings in July and recognized $0.3 million in net revenues for this new Burger King snack for the quarter”.

McDaniel continued, “At our last quarterly review we identified the 20% volume decline in T.G.I. Friday’s® as a concern in our warehouse snack segment.  While we haven’t totally reversed the decline, we made some headway in the third quarter as our net revenues from this brand declined by only 6%, and total Bluffton, Indiana produced products were up 9% for the quarter. We continue to work with the T.G.I. Friday’s® group to extend our product offerings into new categories and channels of distribution. Additionally, we believe that the new TGIF branded products currently scheduled for roll out in December and January will strengthen this category.

“We are also keeping very focused on costs for the balance of this year and next. While we have seen some reductions in commodity costs from the peak a few months ago, overall costs are still expected to be higher in ‘09 than they were this year and our point of view is to continue to drive cost savings and efficiencies wherever possible”.

“In summary, our recent performance reflects significant improvement over the last several years and we’re on track to deliver record results for this fiscal year. Our Rader Farms® business is strong and growing and our Boulder Canyon All Natural kettle chip business continues to grow at double digit rates. We believe that the performance of these businesses validates our strategic move into healthier, natural brands, and will continue to provide strong growth for the company as it becomes an even larger part of our total business. In fact, this segment represents 44% of total Branded sales for the quarter. We also believe that our indulgent/niche snack segment will be aided by increased activity on TGI Friday’s®, continued growth in BURGER KING™ and the launch of new and innovative products.”

About The Inventure Group, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, The Inventure Group is a marketer and manufacturer of Intensely Different™ specialty brands in indulgent and better-for-you food categories under a variety of Company owned or licensed brand names, including T.G.I. Friday’s®, BURGER KING™, Rader Farms®, Boulder Canyon™ Natural Foods, Poore Brothers®, Tato Skins® and Bob’s Texas Style®. For further information about The Inventure Group or this release, please contact Steve Weinberger, Chief Financial Officer, at (623) 932-6200, or logon to http://www.inventuregroup.net.

Statements contained in this press release that are not historical facts are forward-looking  statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

THE INVENTURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended		Nine Months Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenue	$29,822,135	$25,372,397	$85,241,866	$65,278,389
Cost of revenue	22,710,078	20,876,973	67,753,250	53,324,358
Gross profit	7,112,057	4,495,424	17,488,615	11,954,031
Selling, general & administrative expenses	4,994,732	3,959,539	12,776,064	10,462,822
Operating income	2,117,325	535,885	4,712,552	1,491,209
Interest expense, net	318,890	408,856	1,000,127	564,821
Income before income taxes	1,798,435	127,029	3,712,425	926,388
Income tax provision	695,197	85,600	1,475,350	447,673
Net income	$1,103,238	$41,429	$2,237,075	$478,715

Earnings per common share:
Basic	$0.06	$0.00	$0.12	$0.02
Diluted	$0.06	$0.00	$0.12	$0.02
Weighted average number of common shares:
Basic	18,750,919	19,285,759	18,790,591	19,297,135
Diluted	18,741,958	19,290,538	18,782,224	19,317,235

THE INVENTURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 27, 2008	December 29, 2007
	(unaudited)	(unaudited)
Current assets	$28,409,482	$22,572,697
Property and equipment, net	24,256,395	23,436,753
Other assets, net	14,688,515	14,681,269
Total assets	$67,354,392	$60,690,719

Line of credit	$9,318,350	$7,452,309
Other current liabilities	14,809,976	11,486,331
Long-term debt	11,551,554	12,445,383
Other long-term liabilities	1,589,418	1,574,727
Total liabilities	37,269,298	32,958,750
Shareholders’ equity	33,231,200	30,713,543
Treasury Stock, at cost	(3,146,106)	(2,981,574)
Total liabilities and shareholders’ equity	$67,354,392	$60,690,719

THE INVENTURE GROUP, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RECONCILIATION

(unaudited)

	Quarter Ended		Nine Months Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007

Reconciliation – EBITDA (1):
Reported net income	$1,103,238	$41,429	$2,237,075	$478,715
Add back: Interest, net	318,890	408,856	1,000,127	564,821
Add back: Income tax expense	695,197	85,600	1,475,350	447,673
Add back: Depreciation	676,134	620,656	2,015,655	1,426,408
Add back: Amortization of intangible assets	10,502	43,877	18,082	51,933
EBITDA	$2,803,961	$1,200,418	$6,746,289	$2,969,550

(1)   EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies.